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                                  Exhibit 21
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                                  EXHIBIT 21

                                                             Percentage                State of
Subsidiaries (1)                                               Owned                Incorporation
----------------                                             ----------             -------------

Ameriana Savings Bank, F.S.B. (2)                               100%                United States

Deer Park Federal Savings and Loan Association (2)              100%                United States

Indiana Title Insurance Company (2)                             100%                Indiana

Ameriana Financial Services, Inc. (3)                           100%                Indiana

Ameriana Insurance Agency, Inc. (4)                             100%                Indiana

Family Financial Life (5)                                        19%                Louisiana

Deer Park Service Corporation (6)                               100%                Ohio

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(1)    Operations of the Company's wholly-owned direct subsidiaries, the Bank, the Association and Indiana Title, and the Bank's wholly-owned subsidiary, AFS, are included in the Company's consolidated financial statements attached as an exhibit to the Annual Report.
(2)    First-tier subsidiary of the Company.
(3) Second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.
(4) Third-tier subsidiary of the Company 100% owned by AFS, a second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.
(5) Third-tier subsidiary of the Company 1/10 owned through stock investment and less than 1/10 owned through partnership interests of AFS, a second-tier subsidiary of the Company 100% owned by the Bank, a first-tier subsidiary of the Company.
(6) Second-tier subsidiary of the Company 100% owned by the Association, a first-tier subsidiary of the Company.